Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Pre-Effective Amendment No. 1 to the Prospectus and Registration Statement on Form S-1, of our report dated March 23, 2007, except for Note 16 as to which the date is September 19, 2007, on the consolidated financial statements of Meridian Interstate Bancorp, Inc. as of December 31, 2006 and 2005, and for the years then ended, appearing in the Prospectus, which is a part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1.  We further consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
November 7 , 2007